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                                                                    EXHIBIT 21.1

                         SUBSIDIARIES OF THE REGISTRANT

1.  NEON Securities Corp. (Massachusetts)

2.  NEON Acquisition, Inc.   (Delaware)

3.  NEON Communications, Inc. (Delaware)

4.  NorthEast Optic Network of Connecticut, Inc. (Delaware)

5.  NorthEast Optic Network of New York, Inc. (Delaware)